1ST QUARTER REPORT 2004


    Selected Financial Ratios
    ------------------------------------------------------------

                                                   For the three months
                                                      ended March 31,
                                                    2004          2003
                                                    ----          ----
                                                        (unaudited)

Significant Operating Ratios Based on Earnings
Return on average assets                             1.37%         1.42
Return on average equity                            16.44         17.01
Net interest margin                                  4.72          5.16
Efficiency ratio                                    61.10         60.49


Significant Capital Ratios
Average equity to average assets                     8.31%         8.33
Equity to assets at year end                         8.35          8.18
Tier 1 risk based capital                            9.32          9.51
Total risk based capital                            10.36         10.52
Tier 1 leverage ratio                                7.77          7.70


Significant Credit Quality Ratios
Nonaccrual loans to total assets                     0.36%         0.42
Net charge-offs to average loans
      less mortgage loans held for sale              0.30          0.34


Bank Notes
--------------------------------------------------------------------------------

The Palmetto Bank has announced the following new officer appointments:

James M. (Jim) Eanes has been appointed Vice President for the
Travelers Rest office. Eanes is a University of Virginia graduate with 25 years of banking experience. Jim has been actively involved in the community as a Rotary Club member and recently retired as a commander in the United States Naval Reserve.

Paula L. Parrott has joined The Palmetto Bank as Vice President for Cherokee County with responsibility for commercial lending. With more than 10 years of banking experience, she is an active member of First Baptist Church of Spartanburg.

James T. (Jimmy) Rambo, Jr. has been promoted to Commercial Loan
Officer in the Greenwood office. He joined The Palmetto Bank in 2002 in our Management Training Program, is a graduate of Wofford College and earned his MBA from the Moore School of Business at the University of South Carolina.

Ida L. Smith has been named Marketing Officer in The Palmetto Bank's Corporate Center, where she will manage the bank's public relations and corporate communications projects. Smith has worked in advertising and public relations for more than 15 years. She is a graduate of Limestone College in Gaffney, SC.

NEW PLATINUM VISA CARD NOW BEING OFFERED
A new Palmetto Bank Platinum Visa card recently was added to the bank's line of financial products. The new credit card includes a no fee transfer option that can be used to pay off other high interest rate credit cards.

PALMETTO BANCSHARES, INC.

To Our Shareholders:


As we complete the first quarter of another year, we are pleased to report on the excellent financial condition of Palmetto Bancshares, Inc. and improved operating results over the first quarter of last year. Net income for the first quarter of this year was $3.0 million, an increase of 4% over the $2.9 million posted for the first quarter of 2003. Net income per share on a fully diluted basis was $.48 compared with $.45 for the same period of 2003, an increase of 7%. Return on average assets was 1.37% for the first quarter of 2004 while return on average shareholders' equity was 16.44%.

To date, we see excellent operating results that support an increased dividend payment of $.14 per share and a good increase in the per share trading price for your company. Recent trades in the $30.00 to $31.00 per share range continue to compare favorably with the broad indexes for equity investments in the first quarter of 2004.

The increase in first quarter net income was achieved primarily through an 8.0% improvement in noninterest income and prudent expense controls compared with first quarter 2003.

Growing our asset base is particularly strategic to bottom line results. Expanded loan volume is particularly significant to producing greater net interest income at a time when margins continue to decline in a low interest rate environment. We are pleased with an 8% growth in the total loan portfolio to $713.4 million at March 31, 2004 over the same period for 2003.

Asset quality continues to receive close management attention. In the first quarter of 2004, net charged-off loans declined four basis points from levels reported in the first quarter of 2003 to .30%, as a percentage of average loans, less those mortgage loans held for sale, reflecting improved loan quality even under challenging times for many of our local economies. We continue to see excellent progress toward developing a credit culture for The Palmetto Bank that reflects a desire for the highest possible asset quality under present conditions. We have also experienced a decline in nonperforming loans as a percentage of total assets from .42% at March 31, 2003 to .36% at March 31, 2004. At the same time, we have boosted our allowance for loan losses with coverage at March 31, 2004 totaling 1.09% of our loan portfolio excluding mortgage loans held for sale.

From our retail offices we continued to see strong deposit growth. Excellent growth in transaction balances partly reflects a shift to financial asset stability and safety from the volatility of equity investments in recent years. We, of course, could expect this trend to reverse as equity markets continue to improve. Total deposits increased 5% at March 31, 2004 over the same period of 2003.

The exceptional performance of the first quarter is a direct result of the outstanding abilities and efforts of our employees and their desire to achieve superior long-term shareholder value for the company.

As we enter the 98th year in our history and growth, we are mindful of the lessons and experiences of the past, yet are comfortable in the knowledge that we have assembled a staff of dedicated employees who individually and collectively understand a responsibility to shareholders, to customers, to each fellow employee, and to our communities. As shareholders, we are always mindful of your concerns, and we appreciate your continued loyal support.


Sincerely,

/s/ L. Leon Patterson

L. Leon Patterson
Chairman and Chief Executive Officer


                            Consolidated Balance Sheets
                          (in thousands, except share data)

                                                                        March 31,
                                                                  2004          2003
                                                                ---------     ---------
                                                                     (unaudited)
Assets
Cash and due from banks                                         $ 26,406         32,953
Federal funds sold                                                10,090         14,479
                                                              ----------      ----------
    Cash and cash equivalents                                     36,496         47,432

Federal Home Loan Bank (FHLB) stock, at cost                       2,122          1,868
Investment securities available for sale at fair market value    106,373        113,138
Mortgage loans held for sale                                       6,353         11,093

Loans                                                            706,999        646,628
    Less allowance for loan losses                                (7,692)        (6,771)
                                                              ----------      ----------
       Loans, net                                                699,307        639,857
                                                              ==========      ==========

Premises and equipment, net                                       21,927         19,805
Accrued interest receivable                                        3,784          4,114
Other assets                                                      17,331         15,792
                                                              ----------      ----------
         Total assets                                         $  893,693        853,099
                                                              ==========      =========

Liabilities and shareholders' equity
Liabilities
Deposits
    Noninterest-bearing                                        $ 122,247        116,615
    Interest-bearing                                             656,554        622,144
                                                              ----------      ----------
       Total deposits                                            778,801        738,759

Retail repurchase agreements                                      18,126         16,261
Commercial paper (Master notes)                                   16,339         16,965
Other liabilities                                                  5,772         11,358
                                                              ----------      ----------
       Total liabilities                                         819,038        783,343
                                                              ----------      ----------

Shareholders' equity
Common stock - par value $5.00 per share; authorized
    10,000,000 shares; issued and outstanding 6,265,440
    and 6,329,909, respectively.                                  31,327         31,650
Capital surplus                                                      268             89
Retained earnings                                                 41,607         36,314
Accumulated other comprehensive income, net of tax                 1,453          1,703
                                                              ----------      ----------
       Total shareholders' equity                                 74,655         69,756
                                                              ----------      ----------

         Total liabilities and shareholders' equity           $  893,693        853,099
                                                              ===========     ==========

Assets under management
    Palmetto Bancshares, Inc. assets                          $  893,693        853,099
    Trust assets                                                 264,731        229,110
    Investment assets                                            123,806         95,408
    Mortgage assets serviced for others                          272,118        256,303
                                                              ----------      ----------
       Total assets under management                          $1,554,348      1,433,920
                                                              ===========     ==========

                        Consolidated Statements of Income
                        (in thousands, except share data)

                                                           For the three months
                                                              ended March 31,
                                                             2004          2003
                                                           --------      -------
                                                                  (unaudited)
Interest income
    Interest and fees on loans                             $  11,271      11,543
    Interest and dividends on investment securities
       available for sale                                        956       1,006
    Interest on federal funds sold                                15          35
    Dividends on FHLB stock                                       19          23
                                                           ---------      ------
         Total interest income                                12,261      12,607

Interest expense
    Interest on deposits, including retail repurchase
       agreements                                              2,480       2,804
    Interest on other borrowings                                  19           4
    Interest on commercial paper (Master notes)                   23          23
                                                            --------      ------
         Total interest expense                                2,522       2,831
                                                            --------      ------

            Net interest income                                9,739       9,776

Provision for loan losses                                        750         900
                                                            --------      ------

            Net interest income after provision for
               loan losses                                     8,989       8,876

Noninterest income
    Service charges on deposit accounts                        2,083       2,004
    Net fees for trust and brokerage services                    670         598
    Mortgage banking income                                      165         100
    Investment securities gains                                  108          95
    Other                                                        696         637
                                                            --------      ------
         Total noninterest income                              3,722       3,434

Noninterest expense
    Salaries and other personnel                               4,636       4,491
    Occupancy                                                    591         567
    Furniture and equipment                                      883         813
    Postage and supplies                                         321         396
    Marketing and advertising                                    214         184
    Telephone                                                    182         184
    Professional services                                        186         157
    Other                                                      1,233       1,218
                                                            --------      ------
         Total noninterest expense                             8,246       8,010
                                                            --------      ------

            Income before income taxes                         4,465       4,300

Provision for income taxes                                     1,435       1,398
                                                            --------      ------

            Net income                                      $  3,030       2,902
                                                            ========      ======

Share Data
    Net income - Basic                                      $   0.48        0.46
    Net income - Diluted                                        0.48        0.45
    Cash dividends                                              0.14        0.12
    Book value                                                 11.92       11.02
    Weighted average common shares outstanding - Basic     6,264,069   6,326,698
    Weighted average common shares outstanding - Diluted   6,365,180   6,482,699